Exhibit 4.4

WHEN RECORDED MAIL TO:

U.S. Bank National Association 170 South Main Street, 6th Floor Salt Lake City, Utah 84101 Attn: Ryan Kendrick	SPACE FOR RECORDER'S USE

AMENDMENT TO DEED OF TRUST, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT

This Amendment amends that certain Deed of Trust, Assignment Of Rents, Security Agreement and Financing Statement (the “Trust Deed”) dated as of October 24, 2014, by O.com Land, LLC, a Utah limited liability company, as Trustor, to First American Title Insurance Company, as Trustee, for the benefit of U.S. Bank National Association as Administrative Bank for the Banks identified in the Loan Agreement described in the Trust Deed, as Beneficiary, which was recorded on October 24, 2014 as Entry No. 11935136 in Book 10269 at Page 8537 with the Salt Lake County Recorder, State of Utah, which encumbers the real property described on Exhibit A attached hereto.

The first full paragraph at the top of Page 4 of the Trust Deed is hereby amended to read as follows:

This Deed of Trust is given in consideration of and as security for: (i) all Obligations of Trustor and Overstock under the Loan Agreement, the Loans made by Banks thereunder and all other Obligations of Trustor and Overstock under the other Loan Documents, but excluding the Guaranty and the Indemnity, which shall remain unsecured obligations not secured by this Deed of Trust; (ii) the payment of the Real Estate Loan to Trustor evidenced also by the Real Estate Notes in the aggregate principal amount not to exceed $45,760,000.00, together with interest thereon and charges with respect thereto, and any and all advances now or hereafter made with respect thereto; (iii) the payment by Overstock of all Revolving Loans, Swing Line Loans and all LC Obligations under the Aggregate Revolving Commitment in the current stated amount of $25,000,000.00, evidenced also by the Revolving Notes, the Swing Line Notes and the Facility LCs, together with interest thereon and charges with respect thereto, and any and all advances now or hereafter made with respect thereto; (iv) any and all advances now or hereafter made under the terms and conditions of the Loan Agreement or this Deed of Trust, and any and all renewals, replacements, amendments, modifications or extensions of the Notes, the Loan Agreement or this Deed of Trust; (v) all of the terms, conditions, agreements, stipulations, covenants, and provisions of this Deed of Trust, the Loan Agreement, the other Loan Documents and any other agreement, document or instrument (and any and all renewals, replacements, amendments, modifications or extensions thereof) executed by Trustor in connection with the Notes, the Loan Agreement or the other Loan Documents, but excluding the Guaranty and the Indemnity, which shall remain unsecured obligations not secured by this Deed of Trust (collectively the “Loan Documents”); (vi) all late charges, default interest, prepayment charges or premiums, loan fees, commitment fees and extension fees described in the Notes, the Loan Agreement or the other Loan Documents and all costs of collecting the indebtedness or other amounts evidenced by the Notes or described in this Deed of Trust, the Loan Agreement or the other Loan Documents, including any and all costs and expenditures of a receiver in possession and reasonable attorneys’ fees; (vii) all obligations owed to Beneficiary or any of its affiliates under any and all interest rate protection agreements (swaps, collars, caps and other hedges) executed by Trustor in connection with the Loan Documents, whether now existing or hereafter arising; (viii) payment of all sums advanced by Beneficiary to protect the Property, with interest thereon equal to the default rate as provided by the Notes and the Loan Agreement; (ix) Trustor’s compliance with and performance of each and every provision of any declaration of covenants, conditions and restrictions, any maintenance, easement and party wall agreement, or any other agreement, document, or instrument by which the Property is bound or may be affected; and (x) all modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (a) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; or (b) modifications, extensions or renewals at a different rate of interest whether or not, in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note. This Deed of Trust shall also secure the payment and performance of any additional loans that may hereafter be made to Trustor which are evidenced by a promissory note or notes or other writings stating that they are secured by this Deed of Trust. All of the foregoing payments and performances secured by this Deed of Trust are sometimes hereinafter referred to as the “Deed of Trust Obligations.”

The Trust Deed shall remain valid and enforceable as amended hereby.

**Signature of Trustor on next page**

This Amendment to Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement is dated as of March 30, 2017.

“Trustor"
O.COM LAND, LLC a Utah limited liability company

Date:	March 30, 2017	/s/ Carter Lee
Carter Lee
Manager

STATE OF UTAH                    )
: ss
COUNTY OF SALT LAKE    )

The foregoing instrument was acknowledged before me this 30th day of March, 2017, by Carter Lee, the manager of O.COM LAND, LLC, a Utah limited liability company, on behalf of such limited liability company.

Date:	March 30, 2017	/s/ Leslie Lancaster
NOTARY PUBLIC
Residing at SLC, Utah

EXHIBIT A
LEGAL DESCRIPTION

That certain real property located in Salt Lake County, Utah, more particularly described as follows:

LOT 1, VIEW 72 RETAIL SUBDIVISION 2ND AMENDED, AMENDING LOT 10 PARCEL A OF VIEW 72 RETAIL SUBDIVISION AMENDED, ACCORDING TO THE OFFICIAL PLAT THEREOF RECORDED WITH THE COUNTY RECORDER FOR SALT LAKE COUNTY, UTAH ON DECEMBER 16, 2014, AS ENTRY NO. 11962358 IN BOOK 2014P AT PAGE 312.

Formerly described as:

PARCEL 1:

A PORTION OF PARCEL "A", VIEW 72 RETAIL SUBDIVISION AMENDED, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT BEING SOUTH 00°17'30" WEST 2,022.66 FEET ALONG THE SECTION LINE AND NORTH 89°42'30" WEST 617.34 FEET FROM THE NORTHEAST CORNER OF SECTION 26, TOWNSHIP 2 SOUTH, RANGE 1 WEST, SALT LAKE BASE AND MERIDIAN; AND RUNNING THENCE SOUTH 00°17'30" WEST 464.63 FEET TO THE NORTH LINE OF THE UTAH TRANSIT AUTHORITY CORRIDOR; THENCE SOUTH 83°51'00" WEST 1,014.92 FEET ALONG THE NORTH LINE OF SAID UTAH TRANSIT AUTHORITY CORRIDOR TO THE EASTERLY RIGHT-OF-WAY LINE OF BINGHAM JUNCTION BOULEVARD; THENCE NORTH 06°11'37" WEST 169.67 FEET ALONG THE EASTERLY RIGHT-OF-WAY LINE OF SAID BINGHAM JUNCTION BOULEVARD; THENCE NORTHEASTERLY 637.50 FEET ALONG THE ARC OF A 1,327.00 FOOT RADIUS CURVE TO THE RIGHT (CENTER BEARS NORTH 83°48'23" EAST AND THE CHORD BEARS NORTH 07°34'08" EAST 631.38 FEET WITH A CENTRAL ANGLE OF 27°31'30") ALONG THE EASTERLY RIGHT-OF-WAY LINE OF SAID BINGHAM JUNCTION BOULEVARD; THENCE SOUTH 68°31'47" EAST 311.79 FEET; THENCE SOUTHEASTERLY 567.76 FEET ALONG THE ARC OF A 1,536.00 FOOT RADIUS CURVE TO THE LEFT (CENTER BEARS NORTH 21°28'13" EAST AND THE CHORD BEARS SOUTH 79°07'09" EAST 564.53 FEET WITH A CENTRAL ANGLE F 21°10'43"); THENCE SOUTH 89°42'30" EAST 102.05 FEET TO THE POINT OF BEGINNING.

PARCEL 2:

LOT 10, VIEW 72 RETAIL SUBDIVISION AMENDED, ACCORDING TO THE PLAT THEREOF AS RECORDED IN THE OFFICE OF THE SALT LAKE COUNTY RECORDER.

Tax Parcel No.: 21-26-276-007-0000